Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 25, 2012	Brendan J. McGill
Executive Vice President, COO/CFO
215-256-8828

Harleysville Savings Financial Corporation Announces Declaration of Regular Cash Dividend and Increased Earnings for the First Fiscal Quarter 2012

      Harleysville, PA, January 25, 2012 – Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s Board of Directors declared a regular quarterly cash dividend of $.19 per share on the Company’s common stock.  The cash dividend will be payable on February 22, 2012 to stockholders of record on February 8, 2012.

Net income for the quarter ended December 31, 2011 was $1,364,000 or $.36 per diluted share compared to $1,216,000 or $.33 per diluted share for the same quarter last year.

Ron Geib, President and Chief Executive Officer of the Company, stated, “Given today’s economic and interest rate environment, we are pleased with the solid financial results of the quarter and look forward to another year of creating value for our stakeholders.  Despite the lack of growth in assets, we were able to increase the net interest income by reducing the funding cost of the liabilities.  We continue to remain focused on increasing core deposit relationships and reducing the amount of advances as they mature.  This strategy has allowed our net interest rate spread to increase every quarter this past year from 1.98% a year ago to 2.33% for the current period.  Reducing our funding costs while maintaining a portfolio of quality loans and investments should allow us to deliver consistent, ongoing returns for our shareholders.  Combining the prudent management of the balance sheet with a highly engaged team of employees is a great beginning to our 25th year as a public company.”

The Company’s assets totaled $832.6 million compared to $856.7 million a year ago and stockholders’ tangible book value increased to $15.39 per share from $14.63 a year ago.

Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA.  The Bank operates from six full-service offices located in Montgomery County and one office located in Bucks County, Pennsylvania.

This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of December 31, 2011

(Dollars in thousands except per share data)
( Unaudited)	Three Months Ended:

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Selected Consolidated Earnings Data	2011	2011	2011	2011	2010
Total interest income	$9,005	$9,358	$9,494	$9,291	$9,430
Total interest expense	3,967	4,559	4,736	4,764	4,975

Net Interest Income	5,038	4,799	4,758	4,527	4,455
Provision for loan losses	250	660	165	175	150
Net Interest Income after Provision for Loan Losses	4,788	4,139	4,593	4,352	4,305

Bank owned life insurance	122	141	1,163	121	123
Other income	449	393	356	311	378
Total other expenses	3,298	3,239	3,385	3,340	3,161

Income before income taxes	2,061	1,434	2,727	1,444	1,645
Income tax expense	697	337	739	350	429

Net Income	$1,364	$1,097	$1,988	$1,094	$1,216

Per Common Share Data
Basic earnings	$0.36	$0.29	$0.53	$0.29	$0.33
Diluted earnings	$0.36	$0.29	$0.53	$0.29	$0.33
Dividends	$0.19	$0.19	$0.19	$0.19	$0.19
Tangible book value	$15.39	$15.19	$15.09	$14.74	$14.63
Shares outstanding	3,772,028	3,758,751	3,747,920	3,731,574	3,704,940
Average shares outstanding - basic	3,763,147	3,752,394	3,737,439	3,723,236	3,693,373
Average shares outstanding - diluted	3,790,457	3,776,650	3,771,917	3,758,260	3,731,203

(Dollars in thousands except per share data)
( Unaudited)	Three Months Ended:
	Dec 31,	Sept 30,	Jun 31,	Mar 31,	Dec 31,
Other Selected Consolidated Data	2011	2011	2011	2011	2010
Return on average assets	0.66%	0.52%	0.93%	0.51%	0.57%
Return on average equity	9.40%	7.74%	14.26%	8.03%	9.08%
Net interest rate spread	2.33%	2.16%	2.11%	2.01%	1.98%
Net yield on interest earning assets	2.49%	2.34%	2.28%	2.17%	2.14%
Operating expenses to average assets	1.57%	1.53%	1.58%	1.56%	1.48%
Efficiency ratio	58.80%	60.72%	53.93%	67.36%	63.78%
Ratio of non-performing loans to total
assets at end of period	0.64%	0.40%	0.38%	0.42%	0.39%
Loan loss reserve to total loans, net	0.68%	0.63%	0.51%	0.55%	0.51%
Stockholders' equity to assets	6.97%	6.83%	6.59%	6.42%	6.33%

	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
Selected Consolidated Financial Data	2011	2011	2011	2011	2010
Total assets	$832,630	$835,713	$857,579	$856,478	$856,681
Consumer Loans receivable	416,900	424,424	421,203	418,329	421,375
Commercial Loans receivable	99,593	97,373	90,916	85,646	86,051
Loan loss reserve	(3,559)	(3,311)	(2,652)	(2,795)	(2,639)
Total Loans receivable net	512,934	518,486	509,467	501,180	504,787
Cash & investment securities	119,448	122,306	150,978	161,878	176,274
Mortgage-backed securities	156,411	150,547	150,669	144,686	127,188
Total Investments	275,859	272,853	301,647	306,564	303,462
FHLB stock	12,455	13,110	13,800	14,526	15,291
Checking accounts	96,671	90,146	89,629	81,698	80,426
Savings accounts	147,156	138,805	137,474	138,228	134,671
Certificate of deposit accounts	286,544	295,450	303,999	311,346	316,550
Total Deposits	530,371	524,401	531,102	531,272	531,647
Advances	238,676	250,194	261,900	263,632	265,347
Total stockholders' equity	58,033	57,082	56,551	55,009	54,205